For the six months ending November 30, 1997
File number 811-5248


                    SUB - ITEM 77J
         Reclassification of Capital Accounts



Reclassification  of  Capital  Accounts:  The
Fund  accounts  and reports for distributions
to   shareholders  in  accordance  with   the
American   Institute  of   Certified   Public
Accountants'  Statement  of  Position   93-2;
Determination,  Disclosure,   and   Financial
Statement  Presentation  of  Income,  Capital
Gain, and Return of Capital Distributions  by
Investment Companies.  The effect of applying
this  statement was to increase undistributed
net    investment   income    and    decrease
accumulated net realized gain on investments by $820,014 for the year ended November 30, 1997. Net realized gains and net assets were not affected by this change.